Exhibit 10.1

July 20, 2012

Jeff Cook
4520 Ridgehaven Road
Fort Worth, TX 76116

Dear Jeff,

This letter supersedes the letter I sent dated July 10, 2012. The Compensation Committee met on July 9 and 13, 2012 and approved the following payments and benefits, subject to applicable tax withholding:

•	Subject to your continued employment with Quicksilver through December 31, 2012:

◦	Base salary at your current rate through December 31, 2012; and

◦	Participation by you and your eligible dependents, if applicable, in Quicksilver's benefit plans, as they may be amended from time to time, through December 31, 2012;

•
Subject to your employment through November 30, 2012 and your execution of a separation and release agreement satisfactory to Quicksilver, on November 30, 2012 you will receive a grant of Quicksilver stock having a value of $900,000 based on the closing price on the date of grant, which will be 100% vested on that date;

•
You will receive retirement treatment for your Quicksilver options. The effect of retirement treatment is that any unvested options are now 100% vested and each outstanding option will remain exercisable for the shorter of 5 years following the date of your termination of employment and the original term of the option; and

•	Immediate vesting of your restricted stock.

In light of the foregoing change in your employment status with Quicksilver, you will not be eligible for any incentive or other bonus, cash or otherwise, in respect of 2012 performance.

I have attached a draft, non-executable copy of the Separation Settlement and Release Agreement (“Separation Agreement”) that will be presented to you on November 1, 2012. You will receive the formal Separation Agreement on that date in order to afford you the statutory review period necessary for a final Release to be executed on or before the grant date of November 30, 2012. We have revised the Separation Agreement to provide a reciprocal release, amend the non-compete provisions and delete the forfeiture provision. Please let me know if you have any questions.

Very truly yours,

/s/ Anne D. Self

Anne D. Self
Vice President - Human Resources